Exhibit 16.1

BDO Seidman, LLP Accountants and Consultants	300 Arboretum Place, Suite 520 Richmond, Virginia 23236 Telephone: (804) 330-3095 Fax: (804) 330-7753

March 22, 2007

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the amended response to Item 4.01 of Form 8-K for the event that occurred on March 2, 2007, to be filed by our former client, Southern National Bancorp of Virginia, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP